Exhibit 99.1




FOR IMMEDIATE RELEASE




CONTACTS:
Glenn Zaccara
ENTEX Information Services
(914) 935-3685
glenn.zaccara@entex.com

              ENTEX Sells Technology Acquisition Services Division
            To Focus on Leadership in Distributed Computing Services


RYE BROOK, N.Y. (May 11, 1999) -- ENTEX Information Services, a leading provider of distributed computing services, today announced that it has sold its Technology Acquisition Services (TAS) Division to CompuCom Systems Inc., Dallas, Texas (NASDAQ; CMPC). With the divestiture of its product division, ENTEX will focus exclusively on expanding its leadership position in the fast growing distributed computing services marketplace.

     The transaction was structured as an asset sale for cash. Included in the sale was all of the invertory and equipment in the Company's Erlanger, Kentucky Integration Center and its Corporate Account Call Center in Mason, Ohio. Over 1,000 employees in the Company's former TAS Division will become employees of CompuCom. The TAS Division had revenues of approximately $2.0 billion in the fiscal year ended June 28, 1998. After giving effect to the proceeds of $137.4 million received by the Company from the transaction, and after accounting for the write-off of goodwill, inventories and fixed assets and deal-related expenses, the transaction will result in a loss for ENTEX. This loss will be reflected as discontinued



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ENTEX Announces Sale of Technology Acquisition Services Divisions       Page 2


operations in the Company's financial statements for the quarter ended March 28, 1999. The Company's results for the March quarter are expected to be announced early next week.

     According to John A. McKenna, Jr., ENTEX Chief Executive Officer, "The market for distributed computing services in large organizations is currently $10 billion in the U.S. alone, and growing by over twenty percent annually. Given our standing as a leader in outsourcing, professional services and deskside support, this transaction allows us to focus exclusively on this enormous opportunity to be the premier resource for distributed computing solutions for our clients."

     "We are delighted with this transaction," said Ken Ghazey, President of ENTEX. "We believe it is beneficial to both ENTEX and CompuCom, and ENTEX's singular focus as a service company will allow us to drive to a higher performance level, both in the market and financially. Additionally, we will use the proceeds from this transaction, together with funds received from payment of accounts receivable of the TAS Division, which were not included in the sale, to pay down debt and de-leverage the Company."

     ENTEX, after the divestiture, will have annual revenues of approximately $500 million and more than 5,000 employees. It will continue to operate ServiceLine, its national resource dispatch center, and SolutionLine, its centralized Help Desk service, from its

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ENTEX Announces Sale of Technology Acquisition Services Divisions       Page 3


     Mason, Ohio, Service Center. This facility also houses the company's remote network, outsourcing and national project management capabilities.

     Over the past twelve months, the Company has grown its desktops under management to over 700,000, and expanded relationships with some of America's largest and most respected companies, including MetLife, Microsoft, CIGNA and Morgan Stanley.

About ENTEX

     ENTEX Information Services is a leading provider of distributed computing infrastructure services in the U.S., managing more than 700,000 PC desktops largely at Fortune 1000 companies. The Company provides a complete spectrum of integrated technology solution ranging from desktop and network outsourcing and professional services to dispatched point-solution services. ENTEX helps its customers to reduce the cost and increase the value of their information technology investments. For more information about ENTEX, please visit the Company's website at http://www.entex.com.

ENTEX and ENTEX Information Services, Inc. are trademarks or registered trademarks of ENTEX Information Services, Inc.

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